Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS

CONTINUED NYSE LISTING

Tulsa, Oklahoma, January 26, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), today announced that the New York Stock Exchange (the “NYSE”) has determined not to commence delisting proceedings with respect to Dollar Thrifty’s common stock. Dollar Thrifty previously notified the NYSE that it had failed to meet the $25 million minimum market capitalization requirement for the 30-day period ended December 22, 2008.

In advising Dollar Thrifty of its decision, the NYSE recognized the overall decline in trading prices in today’s volatile markets. These conditions also recently prompted the NYSE to propose a temporary reduction in the minimum market capitalization requirement to $15 million, which the NYSE expects to be effective until April 22, 2009.

“We are pleased that the NYSE has demonstrated some flexibility on their listing standards during these exceptional times,” said Scott Thompson, President and Chief Executive Officer of Dollar Thrifty.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” Dollar Thrifty's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. Dollar Thrifty's approximately 7,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results are detailed in Dollar Thrifty's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

Contacts:

Financial:	H. Clifford Buster III Chief Financial Officer (918) 669-3277	Media:	Chris Payne Senior Manager Corporate Communications (918) 669-2236 chris.payne@dtag.com